Exhibit 23.2

                                   Auditors' Consent


The Board of Directors
Control Data Systems, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Control Data Systems, Inc. of our report dated January 28, 1994, relating to the consolidated balance sheets of Control Data Systems, Inc. as of January 1, 1994 and January 2, 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 1, 1994, which report appears in the 1994 annual report on Form 10-K of Control Data Systems, Inc.





                                               /s/ KPMG Peat Marwick

                                               KPMG Peat Marwick

Minneapolis, Minnesota
July 5, 1994